Exhibit 4.6

ADDENDUM

This ADDENDUM (the “Addendum”), dated as of March 31, 2010, is made to the Third Amended and Restated Series 2001-D Supplement, dated as of March 2, 2009 (the “ Series Supplement”) to the Second Amended and Restated Pooling and Servicing Agreement, dated as of October 20, 2006 (as amended, supplemented or otherwise modified as of the date hereof, the “Agreement”), each by and among FIA Card Services, National Association, a national banking association (“FIA”), as servicer, BA Credit Card Funding, LLC, a Delaware limited liability company, as transferor (the “Transferor”), and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, pursuant to the definition of “Class D Required Investor Interest” appearing in Section 2 of the Series Supplement, the Transferor may change the Class D Required Investor Interest without the consent of any Investor Certificateholder provided that the Transferor has (i) received written confirmation from each Rating Agency that has rated any Outstanding Notes that such change will not result in a Ratings Effect (as such term is defined in the Second Amended and Restated Indenture, dated as of October 20, 2006, between BA Credit Card Trust, as Issuer, and The Bank of New York Mellon (formerly known as The Bank of New York), as indenture trustee (as amended, supplemented or otherwise modified as of the date hereof, the “Indenture”)) with respect to any Outstanding Notes and (ii) delivered to the Trustee and the Rating Agencies a Master Trust Tax Opinion and an Issuer Tax Opinion (as such terms are defined in the Indenture);

WHEREAS, the Trustee and each Rating Agency has received a Master Trust Tax Opinion and an Issuer Tax Opinion, and the Transferor has received written confirmation from each Rating Agency that has rated any Outstanding Notes that the change in the definition of “Class D Required Investor Interest” will not result in a Ratings Effect with respect to any Outstanding Notes; and

WHEREAS, all other conditions precedent to the execution of this Addendum have been complied with;

NOW, THEREFORE, it is hereby agreed by and among the parties hereto in the manner set forth below.

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Series Supplement, or if not therein, the Agreement.

SECTION 1. Modifications to Section 2 of the Series Supplement.

The definition of “Class D Required Investor Interest” is hereby changed as follows:

(a)	The decimal 0.78 set forth in subclause (a)(i) is hereby deleted and replaced with 0.6825.

(b)	The decimal 0.845 set forth in subclause (c)(i)(B) is hereby deleted and replaced with 0.795.

(c)	The decimal 0.0810811 set forth in subclause (c)(iii)(B) is hereby deleted and replaced with 0.1111111.

(d)	The decimal 0.92 set forth in subclause (d)(i)(B) is hereby deleted and replaced with 0.895.

SECTION 2.  Ratification of the Series Supplement.  As modified by this Addendum, the Series Supplement is in all respects ratified and confirmed, and the Series Supplement, as so modified by this Addendum shall be read, taken and construed as one and the same instrument.

SECTION 3.  Severability.  If any one or more of the covenants, agreements, provisions or terms or portions thereof of this Addendum shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms or portions thereof shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Addendum and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions or terms or portions of this Addendum.

SECTION 4.  Counterparts.  This Addendum may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute one and the same instrument.

SECTION 5.  Effectiveness.  This Addendum shall become effective upon satisfaction of the following conditions:

        (a) the Transferor has received written confirmation from each Rating Agency that has rated any Outstanding Notes that this Addendum will not result in a Ratings Effect with respect to any Outstanding Notes; and

        (b) delivery to the Trustee and the Rating Agencies of a Master Trust Tax Opinion and an Issuer Tax Opinion.

SECTION 6.  Headings.  The headings of the several paragraphs of this Addendum are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Addendum.

SECTION 7.  Governing Law; Submission to Jurisdiction; Agent for Service of Process. This Addendum shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.  The parties hereto declare that it is their intention that this Addendum shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required.  Each of the parties hereto agrees (a) that this Addendum involves at least $100,000.00, and (b) that this Addendum has been entered into by the parties hereto in express reliance upon 6 DEL. C. § 2708.  Each of the parties hereto hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b)(1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b)(1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

BA CREDIT CARD FUNDING, LLC,
Transferor

		By:	/s/ Keith W. Landis
Name: Keith W. Landis
Title: VP

Acknowledged and accepted by:

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Catherine L. Cerilles
Name: Catherine L. Cerilles
Title: Vice President

FIA CARD SERVICES,
NATIONAL ASSOCIATION,
as Servicer

By:	/s/ Keith W. Landis
Name: Keith W. Landis
Title: VP

[Signature Page to Addendum to Third Amended and Restated Series 2001-D Supplement]